Exhibit 99.1

American Energy Development Corp. expands into Northern Michigan with the White-tail Prospect, containing 5 reef targets on 4,200 acres

NEW YORK, March 7, 2012 (GLOBE NEWSWIRE) - American Energy Development Corp. (OTCBB:AEDC) hereafter "AED", is pleased to report that the company is expanding its presence in Michigan by entering into an agreement to add approximately 4,200 acres to its asset portfolio.

The White-tail Prospect is located within the region’s proven reef play covering approximately 2,500,000 acres in the prolific Northern Michigan region. AED is targeting Niagaran reef structures in an area developed by Royal Dutch Shell, ExxonMobil and BP. The largest reefs drilled in the area are the Chester 18A field with 14 million barrels of recoverable oil drilled by Royal Dutch Shell and the Grant 13 field which has approximately 47 billion cubic feet of recoverable natural gas.

Reefs in Northern Michigan are typically 50–400 acres in size, 200–700 ft in depth, and located within the oil bearing 12 -15 mile wide reef belt. There are over 110 oil fields in the area larger than 1 million barrels with the average size of the fields approximately 2.4 million barrels recoverable.

“AED has aggressively been looking at increasing its Michigan position with quality assets as we strive to become a major player in Michigan. With big American players Encana, Chevron and Chesapeake all recently taking sizable positions, the area has recognized potential,” stated Herold Ribsskog, President of AED.

From the initial seismic survey, 5 reefs have been identified on the White-tail Prospect. AED will now conduct a new high 3D resolution seismic survey to further define each reef prospect. By applying latest geological, geophysical technology prior to drilling, AED targets to mitigate risk for the planned drilling program.

According to the USGS report on the basin, the recoverable reserves are in excess of 1.8 billion barrels of oil and 17 trillion cubic feet of natural gas. There are a total of 4,212 wells that have reported production from the Niagaran reefs in Michigan. These reefs have produced a total of 472 million barrels oil and 2.8 trillion cubic feet of natural gas.

Herold Ribsskog, President of AED, continued “Moving into the Northern trend gives us an exciting project inventory and substantial growth potential. We’re pleased to be able to demonstrate to our shareholders, as with our recent successful Brown 2-12 well, that we firmly believe we can mitigate risk while exploiting high reward oil plays. We believe reefs in Northern Michigan can be more successfully explored and developed through the application of these 3D seismic data surveys and advanced interpretation.”

To receive further information about American Energy Development Corp., telephone (855) OIL-AEDC or email ir@aed-corp.com.

About American Energy Development Corp.

American Energy Development Corp. is an independent US energy company, committed to creating American energy independence through the development of acreage in established oil and gas basins. Using the latest geological, geophysical, and environmental technology, the Company's goal is to locate, drill, and produce oil and gas in the United States and secure regions. American Energy Development's focus is on the development of Niagaran oil reefs in Michigan and the underexplored onshore basins in the United Kingdom.

Forwarding Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company's business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations inside and outside the United States; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" reserves among others. U.S. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and Form S-1, File No. 333-169014, available from us at American Energy Development Corp., 1230 Avenue of the Americas, 7th Floor, New York, NY 10020.

Company Contact:
American Energy Development Corp.
Joel Felix, Chief Financial Officer
Tel 855-645-2332
ir@aed-corp.com

Investor Contact:
Justin Vaicek
Tel (855) OIL-AEDC
ir@aed-corp.com